Exhibit 2.1

Dated 10 September 2025

THE PERSONS LISTED IN COLUMN (1) OF SCHEDULE 1

(as Vendors)

and

RIKU DINING GROUP LIMITED

(as Purchaser)

SHARE PURCHASE AGREEMENT

OF 9,449 SHARES IN

MASTER CENTRAL HOLDINGS LIMITED

Hastings & Co.

11/F, Gloucester Tower

The Landmark

15 Queen’s Road Central,

Hong Kong

YCT/W-61/BP/2024(33228.115010)

THIS AGREEMENT is made on the 10th day of September 2025

BETWEEN:-

(1)	THE PERSONS LISTED IN COLUMN (1) OF SCHEDULE 1 (the “Vendors”);

AND

(2)	RIKU DINING GROUP LIMITED, an exempted company incorporated in the Cayman Islands with limited liability, the registered office of which is at CO Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands (the “Purchaser”).

WHEREAS:-

(A)	Master Central Holdings Limited (the “Company”) is a company incorporated in the British Virgin Islands and having its registered address at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. The Company has an authorized share capital of US$50,000, divided into 50,000 ordinary shares of US$1.00 each, of which 9,449 shares have been issued and are fully paid and are beneficially owned by the Vendors.

(B)	The Vendors and the Purchaser have agreed to the sale and purchase of the Sale Shares on the following terms and conditions.

NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless otherwise expressed or required by the context, the following expressions shall have the following meanings:-

“Business Day”	means a day on which banks are generally open for business in Hong Kong, except a Saturday, a Sunday or public holiday;

“Companies Ordinance”	means the Companies Ordinance (Cap.622 of the Laws of Hong Kong);

“Completion”	means the completion of the sale and purchase of the Sale Shares pursuant to Clause 4;

“Completion Date”	means the date on which completion of the transactions set out in Clause 4.1 are to take place;

“Consideration”	means the consideration for the purchase of the Sale Shares set out in Clause 3;

“Consideration Shares”	means a total of 925,900 Class A ordinary shares and 19,999 Class B ordinary shares in the capital of the Purchaser to be allotted and issued to the Vendors in such numbers as set out in Column (4) of Schedule 1.

“Encumbrance”	means any interest or equity of any person (including any right to acquire, option or right of pre-emption), voting arrangement, mortgage, charge, pledge, bill of sale, lien, deposit, hypothecation, assignment or any other encumbrance, priority or security interest or arrangement or interest under any contract or trust or any other third party interest of whatsoever nature over or in the relevant shares, assets or property;

“HK$”	means Hong Kong Dollars, the lawful currency of Hong Kong.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Parties”	means the parties to this Agreement;

“Sale Shares”	means the shares in the capital of the Company that are beneficially owned by the Vendors, as specified in Column 3 of Schedule 1;

“Warranties”	means the Vendors’ warranties set out in Schedule 2;

“%”	means per cent;

1.2	The headings to the Clauses of this Agreement are for ease of reference only and shall be ignored in interpreting this Agreement.

1.3	Reference to Recitals, Clauses, Schedules and Annexure, are references to recitals, clauses, schedules and annexure of or to this Agreement which shall form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals, Clauses, Schedules and Annexure.

1.4	In this Agreement, words importing the singular include the plural and vice versa, words importing one gender include every gender and references to a person include any public body and any body of persons, corporate or unincorporated.

1.5	In this Agreement (save as otherwise expressly stated herein), references to any statues or statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time (whether before or after the date of this Agreement) and to any subordinate legislation made under such statutory provision.

2	SALE AND PURCHASE OF THE SALE SHARES

Subject to the terms and conditions contained in this Agreement, the Vendors shall as the legal and beneficial owners sell, and the Purchaser shall, in reliance on the Warranties, purchase the Sale Shares free from all Encumbrances and together with all rights attaching thereto as at the Completion Date.

3	CONSIDERATION

In consideration of the sale by the Vendors of the Sale Shares to the Purchaser, the Purchaser shall allot and issue the Consideration Shares to the Vendors, all credited as fully paid in the capital of the Purchaser.

4	COMPLETION

4.1	Completion shall take place during business hours on the Completion Date at the office of the Purchaser or such other place as may be mutually agreed in writing by the Parties when all (but not part) of the following businesses shall be transacted simultaneously:-

(a)	The Vendors shall deliver to the Purchaser the following:-

(i)	instruments of transfer in favor of the Purchaser in respect of the Sale Shares duly executed by each of the Vendor;

(ii)	applications for subscription of Consideration Shares by each of the Vendor; and

(iii)	original share certificate(s) in the name of each of the Vendors in respect of the Sale Shares.

(b)	The Purchaser shall deliver to the following:

(i)	a copy of the board resolutions of the Purchaser approving the execution and performance of this Agreement and the transactions contemplated thereunder; and

(ii)	a copy of the shareholders’ resolutions of the Purchaser approving the execution and performance of this Agreement and the transactions contemplated thereunder.

4.2	Each of the Parties shall not be obliged to complete this Agreement until the Vendors and the Purchaser have fully complied with the requirements as set out in Clause 4.1 respectively.

5	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	Each of the Vendor represents and warrants to the Purchaser that the Recitals of this Agreement and each of the Warranties set out in Schedule 3 is as at the date of this Agreement and will be for all times up to and including the Completion Date, remain true, accurate and not misleading in any respect.

5.2	The Warranties shall be deemed to be repeated as at Completion as if all references herein to the date hereof were references to the Completion Date.

5.3	The Vendors acknowledge that the Purchaser has entered into this Agreement in reliance upon the Warranties, notwithstanding any information regarding the Company which may otherwise have come into the possession of the Purchaser or of which the Purchaser might have known or had constructive knowledge.

5.4	The liabilities of the Vendors in relation to the Warranties shall not be diminished or affected for reason of the Purchaser having conducted due diligence on the Company.

5.5	Each of the Warranties shall be separate and independent and, except as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Agreement.

5.6	The rights, including rights of rescission, conferred on the Purchaser by this Agreement are in addition and without prejudice to all other rights and remedies available to the Purchaser and no exercise or failure to exercise a right under this Agreement or otherwise or to invoke a remedy shall constitute a waiver of that right or remedy by the Purchaser.

5.7	Each of the Vendor shall promptly disclose to the Purchaser in writing after it becomes aware of, any matter, event or circumstance which (a) may arise or become known to the Vendors after the date of this Agreement and before Completion, which is inconsistent with any of the Warranties or may render any of them misleading; (b) has caused or may cause any material adverse effect on the business, operations, prospects or financial condition of the Company; or (c) may affect the ability of the Vendors to perform or observe any of its obligations, undertakings or covenants under this Agreement.

5.8	The Vendors shall not and shall procure the Company not to do, permit or procure any act or omission before the Completion which will cause the Vendors to be in breach of any of the Warranties, or which would make any of the Warranties untrue, inaccurate or misleading in any respect.

5.9	Each of the Vendor undertakes to indemnify and keep the Purchaser fully indemnified from and against any payment made or required to be made by the Company or the Purchaser as a result of or in connection with any breach of any of the Warranties and undertakings given herein and all claims, liabilities, losses, costs and expenses which the Purchaser may suffer or incur or which may be made against the Purchaser either before or after the commencement of and arising out of, or in respect of, any action in connection with:-

(a)	the settlement of any claim that any of the Warranties is untrue or misleading or any of the Warranties has been breached in any material aspects;

(b)	any legal proceedings taken by the Purchaser claiming that any of the Warranties is untrue or misleading or any of the Warranties has been breached and in which judgment is given for the Purchaser; and

(c)	the enforcement of any such settlement or judgment.

5.10	The Purchaser’s rights in respect of each of the Warranties (including but not limited to right under Clause 5.9) shall survive Completion and continue in full force and effect notwithstanding Completion.

6	INITIAL PUBLIC OFFERING

6.1	The Purchaser shall procure that its holding company or such other listing entity (the “Listed Company”) to take all actions within their respective powers as is necessary or appropriate to procure a listing on NASDAQ or any other stock exchange to occur as soon as commercially desirable where the market capitalization of the Listed Company after such listing would not be less than US$50,000,000.

7	SEVERABILITY

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

8	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Parties in connection with the subject matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and (save as expressly provided or reserved herein) neither Party has relied on any such proposals, representations, warranties, agreements or undertakings.

9.	AMENDMENT

Any amendment to this Agreement shall only be effective if it is in writing and signed by the Parties.

10.	TIME

10.1	Time shall be of the essence of this Agreement.

10.2	No time or indulgence given by any Party to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

11.	ASSIGNMENT

This Agreement shall be binding on and shall ensure for the benefit of the successors and assigns of the Parties but shall not be assigned by any Party without the prior written consent of the other Party.

12.	NOTICES AND OTHER COMMUNICATION

12.1	Any notice or other communication to be given under this Agreement shall be in writing and delivered personally or sent by pre-paid post. Any such notice or communication shall be sent to the Party to whom it is addressed. Any notice or other communication given or made under this Agreement shall be delivered personally or sent by pre-paid post at the address of the relevant Party set out below (or such other address as the addressee has by five (5) Business Days prior written notice specified to the other parties hereto):

To the Vendors	Address:	OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands
	Attention:	Integrated Winners Limited

	Address:	Flat A, 4/F, Hawthorn Garden, 70-70A Sing Woo Road, Happy Valley, Hong Kong
	Attention:	Mr. Luk Siu Fung Mark

	Address:	FT H, 6/F, Lucky House, 142 Pau Chung Street, To Kwa Wan, Kowloon, Hong Kong
	Attention:	Elite Jet Limited

Address:
	Attention:	Pontos Inc.

	Address:	Room 1002, No. 6, Lane 565, Meilong Road, Shanghai, China
	Attention:	PU Investment Ltd.

	Address:	A3012, Block 2, Zhongzhou Binhai Commercial Center, Xiasha Community, Shatou Subdistrict, Futian District, Shenzhen, Guangdong Province, China
	Attention:	UniC Investment Ltd.

To the Purchaser	Address:	Flat A, 4/F, Hawthorn Garden, 70-70A Sing Woo Road, Happy Valley, Hong Kong
	Attention:	Mr. Luk Siu Fung Mark

12.2	Any such notice, demand or communication shall be deemed to have been duly served:

(a) if given or made by letter within Hong Kong, 2 Business Days after posting; and

(b) if given or made by letter outside Hong Kong, 7 Business Days after posting.

13.	COSTS AND EXPENSES

Each of the Parties shall bear his/its own legal and professional fees, costs and expenses of and incidental to the negotiation, preparation, finalization, execution and completion of this Agreement and the performance hereof. The stamp duty (if any) incurred in connection with sale and purchase of the Sale Shares shall be borne by the Vendors and the Purchaser in equal shares.

14.	COUNTERPART

This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together individually or otherwise executed by all Parties will constitute one and the same document.

15.	TERMINATION

The Parties hereto may at any time terminate this Agreement by agreement in writing.

16.	GOVERNING LAW & JURISDICTION

16.1	This Agreement, the rights and obligations of the Parties is governed by, and shall be construed and interpreted in all respects in accordance with the laws of Hong Kong and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

17.	THIRD PARTY RIGHTS

Notwithstanding any other provisions of this Agreement, a person who is not a party to this Agreement shall not have any right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any provisions of this Agreement.

SCHEDULE 1

Particulars of Vendors and their shareholdings in the Company

Column (1)	Column (2)	Column (3)	Column (4)
Name of Vendor	Address	Number of Sale Shares	Number of Consideration Shares to be received
Integrated Winners Limited	OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands	7,235	704,900 Class A Ordinary Shares and 18,640 Class B Ordinary Shares
Luk Siu Fung Mark	Flat A, 4/F, Hawthorn Garden, 70-70A Sing Woo Road, Happy Valley, Hong Kong	474	46,000 Class A Ordinary Shares and 1,359 Class B Ordinary Shares
Elite Jet Limited	FT H, 6/F, Lucky House, 142 Pau Chung Street, To Kwa Wan, Kowloon, Hong Kong	450	45,000 Class A Ordinary Shares
Pontos Inc.		450	45,000 Class A Ordinary Shares

PU Investment Ltd.	Room 1002, No. 6, Lane 565, Meilong Road, Shanghai, China	490	49,000 Class A Ordinary Shares
UniC Investment Ltd.	A3012, Block 2, Zhongzhou Binhai Commercial Center, Xiasha Community, Shatou Subdistrict, Futian District, Shenzhen, Guangdong Province, China	350	35,000 Class A Ordinary Shares

SCHEDULE 2

The Warranties

The Vendors represent and warrant to and covenant and undertake with the Purchaser that as at the date of this Agreement and Completion:-

1	Capacity and authority of Vendors

(a)	The Vendors have full power and authority to enter into and perform this Agreement and all other documents to be executed by them pursuant to this Agreement which constitute, or when executed will constitute, obligations binding on the Vendors in accordance with their terms.

(b)	The execution, delivery and performance of this Agreement by the Vendors do not and will not violate in any respect any provision of any law or regulation or any order or decree of any governmental authority, agency or court of Hong Kong or any jurisdiction or any contract or undertaking to which any of the Vendors is a party.

(c)	No consent, licence, approval or authorization of or filing or registration with or other requirement of any government department, authority or agency in Hong Kong or any jurisdiction is required of the Vendors in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

2	Ownership of Sale Shares

(a)	The Sale Shares are legally and beneficially owned by the Vendors.

(b)	There is no existing nor is there any arrangement or agreement to create any Encumbrance on or affecting Sale Shares and the Vendors have the right to transfer to the Purchaser and will on Completion transfer the legal and beneficial title to the Sale Shares free from all Encumbrances.

(c)	The Sale Shares were allotted and issued as fully paid, or credited as fully paid in accordance with the memorandum and articles of association of the Company and in compliance with all relevant laws of the jurisdiction in which it is incorporated.

3	Details of the Company

(a)	The Company is duly incorporated and validly existing as a corporation under the laws of Hong Kong.

(b)	The Company has the corporate power and authority to own or hold assets and to transact and to carry on the business it transacts and proposes to transact.

(c)	The Company has not issued or granted or agreed to issue or grant any option, warrant, convertible security or other right which is outstanding and affords any person the right to purchase or otherwise acquire any of the shares or any other equity interest of the company. The Company is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire any shares of its securities or equity interest.

4	Compliance with legal requirements

(a)	No outstanding notices have been served on the Company in respect of any contravention or non-compliance with or alleged contravention or alleged non-compliance with any obligation statutory or otherwise.

(b)	The Company has obtained all licences, consents and approvals required for or in connection with the carrying on of its business now being carried on. They are in full force and effect and so far as the Vendors are aware, there is nothing that would result in the revocation, suspension or modification of any of those licences, consents or approvals or that would prejudice their renewal.

5	Winding-up

(a)	The Company is not insolvent or unable to pay its debts within the meaning of the Companies Ordinance.

(b)	No order has been made, petition presented or resolution passed for the winding-up of the Company; no distress, execution or other process has been levied and remains undischarged in respect of the Company; and there is no outstanding judgment or court order against the Company in connection with the same nor has any application been made for the making of an administration order or notice of intention to appoint an administrator been filed at court, or served on a creditor with the benefit of a floating charge.

(c)	No steps have been taken for the appointment of an administrator or administrative receiver or receiver over the whole or any part of the assets or undertaking of the Company.

(d)	No floating charge created by the Company has crystallised and there are no circumstances likely to cause such a floating charge to crystallise.

IN WITNESS whereof the Parties have signed this Agreement the day and year first above written.

/s/ Luk Siu Fung Mark
Luk Siu Fung Mark

For and on behalf of
Integrated Winners International Limited

/s/ Johnny Luk Ching Po
Johnny Luk Ching Po

For and on behalf of
UniC Investment Inc.

/s/ Qian Shijia
Qian Shijia

For and on behalf of
Elite Jet Limited

/s/ Li Pik Hung
Li Pik Hung

For and on behalf of
Pontos Inc.

/s/ Wong Kei Pak
Wong Kei Pak

For and on behalf of
PU Investment Ltd.

/s/ Pan Guanhe
Pan Guanhe

For and on behalf of
Riku Dining Group Limited

/s/ Luk Siu Fung Mark
Luk Siu Fung Mark